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                                                                      Exhibit 99

                                                           FOR IMMEDIATE RELEASE
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CONTACT: Peter G. Hanelt
         Chief Executive Officer/CFO
         Natural Wonders, Inc.
         (510) 252-6607
         www.naturalwonders.com
         www.worldofscience.com


                             NATURAL WONDERS REPORTS
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                             FILING UNDER CHAPTER 11
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     Fremont, CA, December 17, 2000 - Peter G. Hanelt, Chief Executive
Officer/Chief Financial Officer, Natural Wonders, Inc. (NASDAQ:NATW) today announced that it was seeking protection through a filing under Chapter 11 with the U.S. Bankruptcy Court in Oakland, California.

     Mr Hanelt noted "With the disappointing overall holiday retail season sales to date, we are experiencing an unusually promotional environment in retail coupled with lower sales than plan. This has caused us to evaluate alternatives. We were unable to work out an alternative with our secured lenders quickly enough to protect the other constituencies of the company, including our shareholders, employees, vendors, and landlords. We needed, in this situation, to preserve our ability to successfully reorganize and continue our operations as a going concern indefinitely. We believe that our strong cash and inventory positions and extensive store base will enable us, with the protection that this action provides, to implement such reorganization.

     "Over the coming months, we envision operating our successful stores with minimal disruption from the filing, while allowing us to make changes and position the company to be stronger long-term in the nature and science gifting retail category. We appreciate that this process may cause unease and inconvenience to our shareholders, valued employees, and strategic partners, such as vendors and landlords, but we believe that this will assist us in preserving and enhancing our ability to honor our commitments to all of our constituencies to whom we have a responsibility over the course of this proceeding."

     Natural Wonders, Inc. is a specialty retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company operated 309 stores as of December 17, 2000.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include the Company's ability to purchase attractive and appropriate merchandise, changes in consumer level of spending, changes in consumer demands and preferences, competition from other retailers, and uncertainties generally associated with gift retailing. Other risk factors are detailed in the Company's Securities and Exchange Commission filings.